Exhibit 10.11

AMENDMENT TO LEASE

This Amendment to Lease is dated as of 10/1/08 and amends the Lease dated April 18, 2008 between WATERIDGE KIFFMANN INVESTORS, LLC, a California Limited Liability Company and WATERIDGE GOODMAN INVESTORS, LLC, a California Limited Liability Company, as “Landlord”, and GENOMATICA, INC., a Delaware corporation, as “Tenant”.

The Lease is hereby amended as follows:

1. The term of the Lease shall commence on October 1, 2008, and will terminate on January 31, 2014

2. Schedule 2 to Exhibit D (Cost Overview) is updated by the attached Cost Overview dated 9/29/08, attached hereto as Exhibit 1.

3. Pursuant to the provisions of Section 2 of Exhibit D of the Lease, the monthly Base Rent shall be amended to provide an amortization of the Over-Allowance amount at a 10% annual interest rate over the 64 month term of the Lease, up to a maximum of $80,000 Over-Allowance. Based on the updated Cost Overview, the monthly Base Rent shall therefore be increased by $1,618 per month. Accordingly, Section 8 of the Lease Summary is hereby amended as follows:

Months of Lease Term	Monthly Installment of Base Rent
1-4	$1,618.00
5-6	$28,118.00
7-12	$33,418.00
13-24	$41,744.43
25-36	$43,148.86
37-48	$44,602.44
49-60	$46,106.89
61-64	$47,664.00

4. The cost of the improvements over the Over-Allowance amount of $80,000, the amount of $59,977, shall be paid in cash by Genomatica, Inc. within 10 days of the commencement date of the Lease.

The foregoing terms of this Amendment are hereby agreed to by Landlord and Tenant.

“Landlord”:	WATERIDGE KIFFMANN INVESTORS, LLC
a California limited liability company

By:
Helmut Kiffmann, Manager

WATERIDGE GOODMAN INVESTORS, LLC,
a California limited liability company

By:
Steven Goodman, Manager

“Tenant”:	GENOMATICA, INC., a Delaware corporation

By:
Christopher Gann, Chief Executive Officer